     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2000,
                           REGISTRATION NO. 333-34109


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                  H.T.E., INC.
             ------------------------------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                FLORIDA                                   59-2133858
    -------------------------------                 ----------------------
    (STATE OR OTHER JURISDICTION OF                     (IRS EMPLOYER
    INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NUMBER)


                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                    ----------------------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)



       H.T.E., INC. 1997 EMPLOYEE INCENTIVE COMPENSATION PLAN, AS AMENDED
       ------------------------------------------------------------------

                            (FULL TITLE OF THE PLANS)


                             JOSEPH M. LOUGHRY, III
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                  H.T.E., INC.
                           1000 BUSINESS CENTER DRIVE
                            LAKE MARY, FLORIDA 32746
                     ---------------------------------------
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)


                                 (407) 304-3235
          -------------------------------------------------------------
          (TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)


                                    COPY TO:
                             SANDRA C. GORDON, ESQ.
                             GREENBERG TRAURIG, P.A.
                       111 NORTH ORANGE AVENUE, 20TH FLOOR
                             ORLANDO, FLORIDA 32801
                                 (407) 420-1000

                                RESALE PROSPECTUS


                                  H.T.E., INC.


                           72,522 SHARES COMMON STOCK
                                ($.01 PAR VALUE)


                             ISSUED PURSUANT TO THE


       H.T.E., INC. 1997 EMPLOYEE INCENTIVE COMPENSATION PLAN, AS AMENDED



         This Prospectus may be used by certain individuals (named under the caption and hereafter called "Selling Shareholders") in connection with their sales of 72,522 shares of common stock, $.01 par value ("Common Stock") of H.T.E., Inc. (the "Company" or "HTE") issued to them under the H.T.E., Inc. 1997 Employee Incentive Compensation Plan, as amended (the "Plan"). The Company expects that Selling Shareholders who choose to offer and sell their shares will do so from time to time in ordinary market transactions at then-current market prices for shares of Common Stock on the Nasdaq National Market, or in other transactions at negotiated prices. The Company will pay the expenses of this Prospectus but will receive no part of the proceeds of any such sales.


         The Selling Shareholders might be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any discounts, concessions or commissions that they receive, which are not expected to exceed those customary in the types of transactions involved, may be deemed to be underwriting commissions under the Securities Act.


         The Common Stock is traded on the Nasdaq National Market ("Nasdaq NMS") under the symbol "HTEI." On February 24, 2000, the average high asked price and low bid price for one share of Common Stock on the Nasdaq NMS was $4.56.




         SEE "RISK FACTORS" BEGINNING ON PAGE 5 HEREOF FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is March 1, 2000.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). The Company has also filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the Common Stock to which this Prospectus relates. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is hereby made to the copy of the document filed as an exhibit to the registration statement.

        You can inspect and copy the registration statement described above, its exhibits, and the reports, proxy statements, and other information that the Company files with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also obtain copies of such material by mail at prescribed rates from the Commission's Public Reference Section at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also access such material at the Commission's home page or the Internet at http:/www.sec.gov.

        The Common Stock is listed on the Nasdaq NMS, and reports, proxy statements, and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

        The Company will furnish without charge, upon written or oral request, to any person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any information that has been incorporated in this Prospectus by reference. Requests should be directed to Investor Relations, H.T.E., Inc., 1000 Business Center Drive, Lake Mary, Florida 32746, telephone number (407) 304-3235.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed with the Commission pursuant to the Exchange Act or the Securities Act are incorporated herein by reference:


        1. The Company's proxy statement dated May 12, 1999, filed by the Company pursuant to Section 14(a) of the Exchange Act.



        2. All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1997, consisting of (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998; (ii) the Company's Quarterly Reports, including any amendments thereto, for the quarters ended March 31, 1998, June 30, 1998, September 20, 1998, March 31, 1999,
                June 30, 1999 and September 30, 1999; and (iii) the Company's Current Reports on Form 8-K, including any amendments thereto, filed on June 12, 1998, August 19, 1998, January 14, 1999 and August 3, 1999.

        3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, File Number 0-22657, filed on June 5, 1997, and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such descriptions.

        All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified shall not be deemed to constitute a part of this Prospectus except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

                                   THE COMPANY

        THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.


       HTE develops, markets, implements and supports fully-integrated enterprise-wide software applications designed specifically for public sector organizations, including state, county and city governments, other municipal agencies and both public and private utilities. For over 17 years, the Company has focused its applications, business and marketing exclusively on the public sector and utilities and has established itself as a market leader. HTE's fully-integrated enterprise-wide software applications are designed to enable these organizations to improve delivery of services, reduce costs, enhance revenue collection, operate within budgetary constraints, comply with government regulations and improve overall operating efficiencies. The Company's Total Enterprise Solution currently includes more than 50 applications addressing five functional areas: financial management, community services, public safety and justice, utility management and K-12 school administration. The Company's products operate as integrated suites of applications or as stand-alone applications and function with a variety of computer and network hardware, operating systems, database software and desktop applications provided by other vendors. As part of its strategy to provide a completely integrated solution to its customers, the Company also provides a variety of related services, including consulting, implementation, education and training, and the provision and configuration of hardware systems.

       As of December 31, 1998, the Company had over 1,600 customers in the U.S., Caribbean, United Kingdom and Canada, including installations in all 50 U.S. states. The Company markets and sells its products through a direct sales force. The Company's focus on the public sector and utilities industries has allowed it to develop significant expertise in these industries and to design feature-rich solutions that address the specific needs of these organizations.

       The public sector marketplace is composed of state, county and city governments, other municipal agencies and publicly owned utilities. The local government market comprises over 3,000 counties and over 19,000 municipalities in the U.S., not including school districts, townships and special governmental districts. The utility market includes approximately 1,800 water, gas and electric utilities, each serving between 25,000 and 500,000 consumers. With respect to public safety agencies, there are approximately 50,000 police, fire and emergency service agencies in the U.S. In 1997, state and local government agencies spent approximately $36.7 billion on information technology and related products according to G2 Research, Inc. This total included approximately $6.3 billion for software, $8.7 billion for external services and $8.1 billion for hardware. Approximately $13.6 billion was spent on internal services such as in-house MIS staffs.

       In the 1970s and 1980s, local governments and utility companies began to use computerized operations management systems principally based on mainframe computers and later based on minicomputers. These legacy systems typically use proprietary operating systems and database software and are frequently developed on a custom basis to meet the specific needs of a customer. The proprietary and custom nature of legacy systems often limits their accessibility and interoperability with other software applications, systems and resources. Further, these systems often do not address current needs and are becoming increasingly difficult and expensive to maintain, update and change. Currently, many public sector organizations are faced with a pressing need to integrate mission-critical functions and databases by replacing stand-alone applications and customized software with cost-effective enterprise-wide solutions that improve overall operational efficiencies and manage the flow of information between departments.


        HTE offers fully-integrated enterprise-wide software solutions designed to automate and integrate the operations of public sector organizations. The applications in the Company's Financial Management System are based on government fund accounting and provide integrated financial management functions including the general ledger, budgeting, purchasing and asset management. The Company's Community Services System provides a centralized land and location database solution which expedites access to property data, building licenses and permits, planning and zoning processes and tax and billing collections. Public Safety and Justice applications offer police, fire and rescue entities and other emergency personnel a complete public safety solution through an integrated suite of applications which provide immediate field access to vital information. The Company's Utility Systems facilitate electric, water and gas utility services by automating tasks such as customer location maintenance, meter reading maintenance, bill processing, delinquencies, penalties, refunds and write-offs. The Company's K-12 School Administration applications address general accounting, payroll, human resources and student administration needs and incorporate a variety of standard features and functions to provide ease of use, customization capabilities and reporting flexibility. All of the Company's applications are designed to work together seamlessly and allow users to share functions and eliminate redundant data and repetitive tasks.


        In addition to offering a comprehensive suite of applications, the Company provides maintenance services and a complete range of professional services, including system planning and implementation, project management, training and education, and custom applications analysis, design and development. The Company markets and sells its products through a direct sales force and employs a variety of business development and marketing techniques to communicate directly with current and prospective customers.


        The Company's principal executive offices are located at 1000 Business Center Drive, Lake Mary, Florida 32746 and its telephone number is (407) 304-3235.

                                  RISK FACTORS

        IN CONSIDERING MATTERS SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AS WELL AS OTHER INFORMATION SET FORTH AND INCORPORATED BY REFERENCE TO THIS PROSPECTUS.


FLUCTUATIONS IN QUARTERLY OPERATING RESULTS RELATED TO SIGNIFICANT CONTRACTS SIGNED TOWARDS THE END OF THE QUARTER

        HTE's revenues and operating results are subject to quarterly and other fluctuations resulting from a variety of factors. Such factors include the budgeting and purchasing practices of its customers, the length of customer evaluation processes for HTE's solutions and the timing of customer system conversions. Because a substantial portion of revenues may not be generated until the end of each quarter, HTE may not be able to adjust or reduce spending in response to sales shortfalls or delays. In addition, HTE's expense levels are based, in significant part, on HTE's expectations of future revenues and are therefore relatively fixed in the short term. If revenues fall below expectations, net income is likely to be adversely affected. These factors can cause significant variations in operating results from quarter to quarter. HTE believes that quarter to quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

RECENT LOSSES AND LIQUIDITY FACTORS

        We experienced significant operating losses for the twelve months ended December 31, 1999 and there is no guarantee that we will return to profitability in the near future. The Company realized a net loss for the twelve months ended December 31, 1999 of $14,866,000 compared to a net income of $982,000 for the same period in 1998. Our revenues may not grow or continue at their current level.


        We cannot assure that our current cash resources will be sufficient to meet our working capital requirements for the next twelve months. Possible payment of a judgment arising from a recent arbitration award, combined with the fact that we have not obtained a credit facility, may place a further burden on our working capital resources.

RISKS ASSOCIATED WITH PUBLIC SECTOR MARKET


        Substantially all of HTE's revenues to date have been attributable to sales of software and services rendered to state, county and city governments, other municipal agencies and publicly owned utilities. HTE expects that sales to public sector customers will continue to account for substantially all of HTE's revenues in the future. The sales cycle associated with the purchase of HTE's products is typically complex, lengthy and subject to a number of significant risks, including customers' budgetary constraints and governmental acceptance reviews over which HTE has little or no control.

        For each contract with a public sector customer, HTE is typically subject to a protracted procurement process. The process can include one or more of the following hurdles:

        o a detailed written response to product demonstrations;

        o the design of software that addresses customer-specified needs;

        o the integration of HTE and third party products;

        o political influences;

        o award protests initiated by unsuccessful bidders; and

        o changes in budgets or appropriations which are beyond HTE's control.

        Contracts with public sector customers are typically subject to procurement policies which may be onerous and may include profit limitations and rights of the agency to terminate for convenience or if funds are unavailable. Some public sector customers require liquidated damages for defective products and/or for delays or interruptions caused by system failures. Payments under some public sector contracts are subject to achieving implementation milestones, and HTE has had, and may in the future have, differences with customers as to whether milestones have been achieved.

        Government organizations require compliance with various legal and other special considerations in the procurement process. The adoption of new or modified procurement regulations could increase costs to HTE of competing for sales or impact HTE's ability to perform government contracts, which could adversely affect HTE. Any violation, intentional or otherwise, of these regulations could result in the imposition of fines, and/or debarment from award of additional government contracts which could have a material adverse effect on HTE.

MANAGEMENT OF SIGNIFICANT GROWTH REQUIRED

        HTE has grown significantly through acquisitions and expanded operations. As a result, HTE recently experienced a period of significant revenue growth and an expansion in the number of its employees, the scope of its operating and financial systems and the geographic area of its operations. This growth resulted in new and increased responsibility for management personnel and placed additional demands upon HTE's operational, administrative and financial resources. To accommodate recent growth, compete effectively and manage potential future growth, HTE must continue to implement and improve information systems, procedures and controls and expand, train, motivate and manage its staff. These demands will require the addition of new management and other qualified personnel. There can be no assurance that HTE's personnel, systems, procedures and controls will be adequate to support HTE's future operations or to integrate successfully operations and personnel of acquired entities. Any failure to implement and improve HTE's operational, financial and management systems, to integrate operations of acquired businesses or to expand, train, motivate or manage employees could have a material adverse effect on HTE's business, operating results and financial condition.

ABILITY TO RETAIN AND ATTRACT PERSONNEL

        HTE's continued success will depend upon the availability and performance of its key management, sales, marketing, customer support and product development personnel. The loss of key management or technical personnel could adversely affect HTE. HTE believes that its continued success will depend in large part upon its ability to attract and retain such personnel. HTE has at times experienced and continues to experience difficulty in recruiting qualified personnel. Competition for qualified software development, sales and other personnel is intense, and there can be no assurance that HTE will be successful in attracting and retaining such personnel.

ABILITY TO RESPOND TO TECHNOLOGICAL CHANGE

       The market for HTE's products is characterized by rapid technological change, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The introduction of products embodying new technologies and the emergence of new industry standards can render existing products obsolete and unmarketable. As a result, HTE's future success will depend, in part, upon its ability to continue to enhance existing products and develop and introduce in a timely manner or acquire new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. There is no assurance that HTE will successfully identify new product opportunities and develop and bring new products to market in a timely and cost-effective manner. Further there is no assurance that products, capabilities or technologies developed by others will not render HTE's products or technologies obsolete or noncompetitive. If HTE is unable to develop or acquire on a timely and cost-effective basis new software products or enhancements to existing products, or if such new products or enhancements do not achieve market acceptance, HTE's business, operating results and financial condition may be materially adversely affected.

RISKS ASSOCIATED WITH ASSIMILATION OF ACQUISITIONS

       A fundamental element of HTE's strategy is to grow through acquisitions. As part of its growth strategy, HTE evaluates the acquisition of other companies, assets or product lines that would complement or expand its business in attractive geographic or service markets or that would broaden its customer relationships. There can be no assurance that HTE will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into HTE's operations. The success of any completed acquisition will depend in large measure on HTE's ability to integrate the operations of the acquired business with those of HTE and otherwise to maintain and improve the results of operations of the acquired business. Acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets. Some or all of these risks could have a material adverse effect on HTE's business, financial condition and results of operations. Although HTE conducts due diligence reviews of potential acquisition candidates, HTE may not identify all material liabilities or risks related to acquisition candidates.

       HTE may elect to finance acquisitions with debt financing, through the issuance of common stock or other securities convertible into common stock, or any combination of the foregoing. There can be no assurance that HTE will be able to arrange adequate financing on acceptable terms. If HTE were to consummate one or more significant acquisitions in which the consideration consisted of stock, shareholders of HTE could suffer dilution of their interests in HTE. Most of the businesses that might become attractive acquisition candidates for HTE are likely to have significant intangible assets. Acquisition of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to HTE, which would reduce future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as write-offs or write-downs of acquired research and development costs, which could have a material adverse effect on HTE's results of operations for the accounting period in which such charges are incurred.

COMPETITION

        HTE believes it is a leading provider of integrated enterprise-wide solutions for the public sector and utility markets. However, HTE faces competition from a variety of software vendors that offer products and services similar to those offered by HTE, and from companies offering to develop custom software. Certain competitors have greater technical, marketing and financial resources than HTE. HTE also competes with in-house management information services staffs.

        HTE believes the market is highly fragmented with a large number of competitors that vary in size, primary computer platforms and overall product scope. HTE competes from time to time with the following:


        o the consulting divisions of national and regional accounting firms;

        o companies which focus on selected segments of the public sector and utilities markets including PeopleSoft, Inc., Systems & Computer Technology Corp. and J.D. Edwards & Company, Inc.; and

        o a significant number of smaller private companies.

        There can be no assurance that such competitors will not develop products or offer services that are superior to HTE's products or services or that achieve greater market acceptance.


        HTE could face additional competition as other established and emerging companies enter the public sector software application market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share. In addition, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third-parties, thereby increasing the ability of their products to address the needs of HTE's prospective customers. It is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Further, competitive pressures could require HTE to reduce the price of its software licenses and related services. There can be no assurance that HTE will be able to compete successfully against current and future competitors, and the failure to do so would have a material adverse effect upon HTE's business, operating results and financial condition.

DEPENDENCE ON KEY SUPPLIERS AND STRATEGIC RELATIONSHIPS

        HTE purchases certain key components of its products from single or limited source suppliers. Those components include the adapter code and certain application development tools. There are relatively few suppliers for certain of those components. HTE currently has relatively few agreements that would assure delivery of such components from its suppliers. Generally, these contracts are terminable by either party upon 60 to 90 days notice. Establishing additional or replacement suppliers for any of the numerous components used in HTE's products, if required, may not be accomplished or could involve significant additional costs. The ability of any of HTE's suppliers to provide functional components in a timely manner, or the inability of HTE to locate qualified alternative suppliers for components at a reasonable cost, could adversely affect HTE's business, financial condition and results of operations. HTE's success also depends in part upon its alliances and relationships with leading hardware and software vendors. In addition, substantially all of HTE's hardware revenues are derived from the sale of IBM AS/400 systems in connection with HTE's remarketer arrangements with IBM. Any change in this or other relationships could have an adverse effect on HTE's financial performance while HTE seeks to establish alternative relationships. Further, HTE may need to establish additional alliances and relationships in order to keep pace with changes in technology and there can be no assurance such additional alliances will be established.

       HTE relies primarily on distribution channels for sales of its recently acquired line of field-based reporting software products. HTE has established strategic marketing alliances with several large vendors for these products. Other businesses that HTE may acquire in the future may also sell their products primarily through similar marketing alliances or other collaborative relationships. The maintenance of those alliances and the establishment of additional alliances may be necessary for increased market penetration for such products. Certain of HTE's competitors may have already established such alliances with desired vendors who, as a result, may have limited interests in creating alliances with HTE. There can be no assurance that HTE will be able to negotiate any additional strategic relationships, that such additional relationships will be available to HTE on acceptable terms or that any such relationships, if established, will be commercially successful. Failure to do so could have a material adverse effect on HTE's business, financial condition and results of operations.

RISKS OF SOFTWARE DEFECTS AND PRODUCT LIABILITY

       Software products as complex as those developed by HTE may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although HTE has not experienced material adverse effects resulting from any such defects or errors to date, there can be no assurance that material defects and errors will not be found after commencement of product shipments. Any such defects could result in loss of revenues or delay market acceptance.

       HTE markets complex, mission-critical, enterprise-wide applications. HTE's license agreements with its customers typically contain provisions designed to limit HTE's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in HTE's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or judicial decisions. Although HTE has not experienced any significant product liability claims to date, the sale and support of software by HTE may entail the risk of such claims, which may be substantial. A successful product liability claim brought against HTE could have a material adverse effect upon HTE's business, operating results and financial condition.

PROPRIETARY RIGHTS, RISKS OF INFRINGEMENT AND SOURCE CODE RELEASE

       HTE regards certain features of its internal operations, software and documentation as confidential and proprietary. HTE relies on a combination of contract and trade secret laws and other measures to protect its proprietary intellectual property. HTE owns no patents and, under existing copyright laws, has only limited protection for its intellectual property. HTE believes that, due to the rapid rate of technological change in the computer software industry, trade secret and copyright protection are less significant than factors such as the knowledge, ability and experience of HTE's employees, frequent product enhancements and timeliness and quality of support services.

       HTE provides its products to customers under exclusive licenses, which generally are non-transferable and have a perpetual term. HTE generally licenses its products solely for the customer's internal operations and only on designated computers. In certain circumstances, HTE makes enterprise-wide licenses available for select applications. Although HTE currently provides object code to its customers and not source code, HTE historically provided source code to its customers for several products. HTE has escrowed and continues to escrow its source code for the benefit of all customers. A misappropriation or other misuse of HTE's intellectual property, including source codes previously delivered to customers, could have an adverse effect on HTE. Further, there can be no assurance that third parties will not assert infringement or misappropriation claims against HTE in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time-consuming and result in costly litigation and diversion of management's attention. Further, any claims and litigation could cause product shipment delays or require HTE to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to HTE, if at all. Thus, litigation to defend and enforce HTE's intellectual property rights could have a material adverse effect on HTE's business, financial condition and results of operations, regardless of the final outcome of such litigation. HTE may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of HTE's rights may be ineffective in such countries.

RISKS ASSOCIATED WITH INTERNATIONAL SALES

       HTE has sold products to customers in Canada, the Caribbean, and the United Kingdom. Management expects to augment its presence in international markets. Accordingly, HTE's business, and its ability to expand its operations internationally, is subject to various risks inherent in international business activities. HTE may have difficulty in safeguarding its intellectual property in countries where intellectual property laws are not well developed or are poorly enforced. General economic conditions and political conditions of various countries may be subject to severe fluctuations at any time. Such fluctuations could hinder HTE's performance under contracts in those countries or could hinder its ability to collect for product and services delivered in those countries. Unexpected changes in foreign regulatory requirements could also make it difficult or too costly for HTE to conduct business internationally. In addition, although HTE has normally been successful in stipulating that its foreign customers pay in U.S. dollars, any payment provisions involving foreign currencies may result in less revenue to HTE than expected due to foreign currency rate fluctuations. Further, the payment cycle for accounts receivable is longer in many countries than it is for domestic customers. Other risks associated with international operations include import and export licensing requirements, trade restrictions, changes in tariff rates, overlapping tax structures, and compliance with a variety of foreign laws and regulations. In addition, if HTE elects to establish a presence in international markets rather than marketing through independent sales representatives, as it does presently, HTE could encounter difficulty in staffing and managing an organization spread over various countries. Any of the foregoing factors could have a material adverse effect on HTE's ability to expand its international sales. In addition, HTE must translate its software into foreign languages. To the extent that HTE is unable to accomplish such translations in a timely manner, HTE's ability to further penetrate international markets would be adversely affected. The deeper exposure to international markets creates new areas with which HTE is not familiar and places HTE in competition with new vendors. There is no assurance HTE will be successful in its efforts to compete in these international markets.

       If HTE significantly expands its international business, it anticipates that it will hedge exchange rate movements on either side of a locked-in spot rate for movements within certain ranges on dollar-foreign currency rates. Changes in the value of foreign currencies relative to the dollar beyond the ranges hedged by HTE could affect its financial condition and results of operations, and gains and losses on currency translations could contribute to fluctuations in HTE's results of operations.

POTENTIAL VOLATILITY OF STOCK PRICE

        The market price of the common stock may be volatile and may be significantly affected by many different factors. Some examples of factors that can have a significant impact on HTE's stock price are as follows: actual or anticipated fluctuations in HTE's operating results; announcements of technological innovations, new products or new contracts by HTE or its competitors; developments with respect to patents, copyrights or proprietary rights; conditions and trends in the software and other technology industries; adoption of new accounting standards affecting the software industry; changes in financial estimates by securities analysts; general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of technology companies. These broad market fluctuations may adversely affect the market price of the common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against the company. There can be no assurance that similar litigation will not occur in the future with respect to HTE. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon HTE's business, operating results and financial condition.

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS; ANTI-TAKEOVER EFFECTS

        Certain provisions of Florida law and HTE's Articles of Incorporation, as amended ("Amended Articles"), may deter or frustrate a takeover attempt of HTE that a shareholder might consider in its best interest. HTE is subject to the "affiliated transactions" and "control share acquisition" provisions of the Florida Business Corporation Act. These provisions require, subject to certain exceptions, that certain business combinations and corporate transactions with beneficial owners of more than 10 percent of a corporation's voting stock, or any entity or individual controlled by such owner (an "interested shareholder") be approved by a majority of disinterested directors or the holders of two-thirds of the voting shares other than those beneficially owned by an "interested shareholder." Voting rights must also be conferred on "control shares" acquired in specified control share acquisitions, generally only to the extent conferred by resolution approval by the shareholders, excluding holders of shares defined as "interested shares." "Control shares" are defined as shares that, except for the application of the statute, would have voting power that, when added to all other shares that the acquirer owns or has the power to vote, would give the acquirer (directly, indirectly, alone, or as a member of a group) voting power in excess of certain statutory parameters. "Interested shares" are defined as a corporation's shares for which any of the following persons have direct or indirect voting power in the election of directors: (a) the person or group that acquires control shares, (b) every officer of the corporation, and
(c) every employee of the corporation who is also a director.

        In addition, certain provisions of HTE's Amended Articles or Bylaws, among other things, provide that:

        o any action required or permitted to be taken by the shareholders of HTE may be effected only at an annual or special meeting of shareholders, and not by written consent of the shareholders;

        o the annual meeting of shareholders shall be held on such date and at such time fixed from time to time by the Board of Directors, provided that there shall be an annual meeting held every calendar year;

        o any special meeting of the shareholders may be called only by the Chairman of the Board, or upon the affirmative vote of at least a majority of the members of the Board of Directors, or upon the written demand of the holders of not less than 50% of the votes entitled to be cast at a special meeting;

        o an advance notice procedure must be followed for nomination of directors and for other shareholder proposals to be considered at annual shareholders' meetings; and

        o HTE's Board of Directors be divided into three classes, each of which serves for different three-year periods.

        In addition, HTE is authorized to issue additional shares of common stock and up to five million shares of preferred stock. Preferred stock may be issued in one or more series, having terms fixed by the Board of Directors without shareholder approval, including voting, dividend or liquidation rights that could be greater than or senior to the rights of holders of common stock. Issuance of additional shares of common stock or new shares of preferred stock could also be used as an anti-takeover device.


                                 USE OF PROCEEDS

        This Prospectus relates to shares of Common Stock being offered and sold for the accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of the Common Stock but will pay all expenses related to the registration of the shares.

                              SELLING SHAREHOLDERS

        The Selling Shareholders whose shares of Common Stock are covered by this Prospectus ("Selling Shareholders") are current officers of the Company. The following table shows the names of the Selling Shareholders and the positions each has held with the Company during the past three years, the number of shares of the Company's Common Stock that each beneficially owns as of February 25, 2000, the number of shares covered by this Prospectus, and the number of shares each Selling Shareholder will hold if he or she sells all of the shares offered by this Prospectus.



       SELLING                  POSITION WITH               BENEFICIAL OWNERSHIP          BENEFICIAL               OWNERSHIP
     SHAREHOLDER                 THE COMPANY                   BEFORE OFFERING          SHARES OFFERED         AFTER OFFERING(4)
------------------    --------------------------------      --------------------        --------------         -----------------
Susan D. Falotico      Chief Financial Officer and                 62,965(1)                25,000                  37,965
                       Vice President

Gilbert O. Santos      Vice President of Research and              27,546(2)                10,171                  17,375
                       Development

Brian B. Heafy         Vice President                              79,971(3)                37,351                  42,620

------------------------
1 Includes 61,800 shares of Common Stock subject to options either currently exercisable or exercisable by Ms. Falotico within sixty days of February 25, 2000.

2 Includes 23,171 shares of Common Stock subject to options either currently exercisable or exercisable by Mr. Santos within sixty days of February 25, 2000.

3 All 79,971 shares of Common Stock are subject to options either currently exercisable or exercisable by Mr. Heafy within sixty days of February 25, 2000.

4 As of February 25, 2000, approximately 17,509,667 shares were outstanding.
  Each Selling Shareholder will beneficially own less than 1% of the outstanding Common Stock after any sales pursuant to this Prospectus.


                              PLAN OF DISTRIBUTION

        Since the Selling Shareholders may offer all or part of the shares of Common Stock which they may hold upon exercise of options, and since this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of shares of Common Stock to be offered for sale by the Selling Shareholders.

        The Selling Shareholders may sell or distribute some or all of the shares of Common Stock offered by this Prospectus from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve block transactions) on one or more exchanges, the Nasdaq NMS, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agents may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Shareholders, or by other persons acquiring shares and who wish to offer and sell such shares under circumstances requiring or making desirable its use. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act, may be sold under Rule 144 rather than pursuant to this Prospectus.




        The amount of securities sold under this Prospectus by any Selling Shareholder, acting individually or together with other Selling Shareholders, may not exceed, during any three month period, certain volume limitations imposed under Rule 144.

        The Selling Shareholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholders and any other Selling Shareholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the shares.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the Common Stock for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the Selling Shareholders. All of the foregoing may affect the marketing of the Common Stock.

        The Company will pay substantially all of the expenses incident to this offering of the shares by the Selling Shareholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Shareholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

        In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The Company will receive no portion of the proceeds from the sale of the shares of Common Stock and will bear all expenses related to the registration of this offering of the shares of Common Stock.



                      LIMITED LIABILITY AND INDEMNIFICATION

         Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (i) the director breached or failed to perform his duties as a director and (ii) a director's breach of, or failure to perform, those duties constitutes (1) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful ore had no reasonable cause to believe his conduct was unlawful, (2) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which an unlawful distribution is made, (4) in a derivative proceeding, conscious disregard for the best interest of the corporation or willful misconduct, or
(5) in a non-derivative proceeding, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director of officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

        The Amended Articles of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

           PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

        The Registrant hereby incorporates by reference into this Registration Statement the following documents or portions thereof as indicated:


        1. The Company's proxy statement dated May 12, 1999, filed by the Company pursuant to Section 14(a) of the Exchange Act.

        2. All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since September 30, 1997, consisting of (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1998; (ii) the Company's Quarterly Reports, including any amendments thereto, for the quarters ended March 31, 1998, June 30, 1998, September 20, 1998, March 31, 1999, June 30, 1999 and September 30, 1999; and (iii) the Company's Current Report on Form 8-K, including any amendments thereto, filed on June 12, 1998, August 19, 1998, January 14, 1999 and August 3, 1999.


        3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, File Number 0-22657, filed on June 5, 1997, and any reports or amendments to the foregoing filed with the Commission for the purpose of updating such descriptions.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.


        The validity of the Common Stock offered hereby will be passed upon for the Company by Greenberg Traurig, P.A., 111 North Orange Avenue, Orlando, Florida 32801.

        The financial statements and schedules incorporated by reference in this Prospectus and elsewhere in this Amendment No. 2 to the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods indicated in their report, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.


ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. The Registrant's Amended and Restated Articles of Incorporation provide that the Registrant may indemnify its executive officers and directors to the fullest extent permitted by law either now or hereafter. The Registrant has also entered into an agreement with each of its directors and certain of its officers wherein it has agreed to indemnify each of them to the fullest extent permitted by law.

        The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of Registrant, pursuant to the foregoing provisions or otherwise, Registrant has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS



EXHIBIT NUMBER        DESCRIPTION
--------------        -----------
    4.1               1997 Employee Incentive Compensation Plan.*
    4.1.1             Amendment to 1997 Employee Incentive Compensation Plan,
                      dated February 4, 2000.
    5.1               Opinion of Greenberg, Traurig, P.A.*
    23.1              Consent of Greenberg, Traurig, P.A. (contained in its
                      opinion filed as Exhibit 5.1)*.
    23.2              Consent of Arthur Andersen LLP.
    24.1              Power of Attorney (included on signature page).


*Previously filed as exhibits (under respective exhibit numbers) to the Registration Statement filed August 22, 1997, File No. 333-34109.

ITEM 9. UNDERTAKINGS

        (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;


                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the
                Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Mary, State of Florida on March 1, 2000.

                                    H.T.E., Inc.

                                    By: /s/ JOSEPH M. LOUGHRY, III
                                    ------------------------------

                                    Joseph M. Loughry, III
                                    President, Chief Executive
                                    Officer and Director

        Pursuant to the requirements of the Securities Act, this Post Effective Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

        Each person in so signing also makes, constitutes and appoints Joseph M. Loughry, III and L. A. Gornto, Jr., and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act, any and all amendments and post-effective amendments to this Registration Statement, and including any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


               SIGNATURE                                 TITLE                            DATE
------------------------------------    --------------------------------------       -------------
/s/ Joseph M. Loughry, III              Chief Executive Officer, President and       March 1, 2000
------------------------------------    Director (Principal Executive Officer)
Joseph M. Loughry, III

/s/ Bernard B. Markey                   Chairman of the Board and Director           March 1, 2000
------------------------------------
Bernard B. Markey

/s/ L. A. Gornto, Jr.                   Executive Vice President, Treasurer,         March 1, 2000
------------------------------------    Secretary, General Counsel and Director
L. A. Gornto, Jr.

/s/ Susan D. Falotico                   Chief Financial Officer and Vice President   March 1, 2000
------------------------------------    (Principal Financial Officer)
Susan D. Falotico

/s/ O. F. Ramos                         Executive Vice President and Director        March 1, 2000
------------------------------------
O. F. Ramos

/s/ Edward A. Moses                     Director                                     March 1, 2000
------------------------------------
Edward A. Moses

        No dealer, salesperson or other person is authorized to give any information or to make any representation not contained in this Prospectus, and any information or representation not contained herein must not be relied upon as having been authorized by the Company or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus at any time nor any sale made hereunder shall, under any circumstances, create any implication that the information herein contained is correct as of any time subsequent to the date of this Prospectus.


                                TABLE OF CONTENTS


AVAILABLE INFORMATION........................................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................2
THE COMPANY..................................................................3
RISK FACTORS.................................................................5
USE OF PROCEEDS.............................................................12
SELLING SHAREHOLDERS........................................................12
PLAN OF DISTRIBUTION........................................................13
LIMITED LIABILITY AND INDEMNIFICATION.......................................14



                                  72,522 SHARES

                                  H.T.E., INC.

                                  COMMON STOCK



                                RESALE PROSPECTUS



                                  March 1, 2000

                                  EXHIBIT INDEX


EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
 4.1.1       Amendment to 1997 Employee Incentive Compensation Plan, dated February 4, 2000.
 23.2        Consent of Arthur Andersen LLP.